Exhibit 10.1
November 4, 2024
Jarrod Yahes
/by email
Re: Offer of Employment by Unity Technologies SF
Dear Jarrod:
I am very pleased to confirm our offer to you of employment with Unity Technologies SF (the "Company"). You will report to Matthew Bromberg, Chief Executive Officer, in the position of Senior Vice President, Chief Financial Officer. The terms of our offer and the benefits currently provided by the Company are as follows:
1.Starting Salary. This is an exempt position. Your starting base salary will be USD $43,750.00 per month (USD $525,000.00 on an annualized basis). Any salary will be paid out on a semi- monthly basis less all applicable taxes, withholdings, and deductions required by law.
2.Start Date. Your start date will be January 1, 2025 (“Start Date”).
3.Location and Travel. You will work from the Company’s New York City office and be expected to travel as appropriate.
4.Corporate Bonus. You are eligible to receive a discretionary corporate bonus targeted at 75% of your earned annual base salary during the previous fiscal year pursuant to the terms of the discretionary bonus letter that will be provided to you outside of this agreement and only to the extent determined appropriate by the Company in its sole discretion. In the event that you are hired on or after October 1st, you will not be eligible to participate in the bonus program for the current fiscal year; participation will begin as of January 1st of the next fiscal year. If you are hired before October 1st, any Target Bonus amounts will be prorated based on the number of days you are employed by the Company during that fiscal year. In order to be eligible to receive a discretionary corporate bonus, you must be employed by the Company on the date that corporate bonuses are paid. Any bonus amount will be paid out less all applicable taxes, withholdings, and deductions required by law.
5.Sign-On Bonus. The Company will provide you with a one--time discretionary sign--on bonus equivalent of $400,000.00, paid in two equal installments. The first payment of $200,000.00 will be made to you in the first payroll following your Start Date. The second payment of $200,000.00 will be made to you in the first payroll following the one-year anniversary of your Start Date. Both payments will be made less all applicable taxes, withholdings, and deductions as required by local law.
6.Benefits. Beginning on the Start Date, you will be eligible to participate in any benefits plans offered to the employees of the Company. A presentation of our benefits program will be given to you during your first month of employment. The Company may modify benefits policies from time to time, as it deems necessary.
7.Restricted Stock Units. You will be granted restricted stock units (“RSUs”) with a value of USD $12,000,000.00 based on the average closing price of the stock for the sixty (60) days preceding your Start Date (“Initial Grant”). Settlement of the RSUs will be conditioned on the satisfaction of a single vesting requirement known as a “Time-Based Requirement.” For the Initial Grant, the Time-Based Requirement will be satisfied at the rate of 12.5% of the RSUs on the next quarterly installment date following your sixth full month of employment with the Company and an additional 6.25% on a quarterly basis thereafter, so long as you remain employed by the Company.
8. 2025 Equity Awards. Assuming you remain continuously employed with the Company through the date that Company senior executive annual equity awards are approved in 2025, the

Company will recommend that the Board grant to you equity awards having a target value of not less than $4,000,000.00, of which such value shall be comprised of 75% Restricted Stock Units and 25% Performance Stock Units (the terms of which will be set in the first quarter of 2025).
9.Executive Severance Plan. You are eligible to participate in the Executive Severance Plan (“Severance Plan”), which will be provided to you separately. If you accept the terms of the Severance Plan, notwithstanding the vesting schedules listed in the Restricted Stock Units section above, you will be eligible for accelerated equity vesting under certain circumstances as set out in the Severance Plan.
10.Executive Clawback Policy. You agree you will be bound by the Unity Software Inc. Executive Clawback Policy, as may be amended, restated, supplemented or otherwise modified from time to time, and you will sign an acknowledgment form confirming the same within thirty (30) days of your Start Date.
11.Confidentiality; Company Rules and Policies. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company's standard "Employee Nondisclosure and Assignment Agreement," attached as Attachment 1, as a condition of your employment. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in so the company may assess whether a conflict exists. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You will also be required to abide by all Company rules and policies. Therefore you will be asked to acknowledge that you have read the employee handbook, Global Code of Conduct, and supplemental policies, which will be provided to you during your onboarding. In order to retain necessary flexibility in the administration of its policies and procedures, the Company reserves the right to change or revise its policies, procedures, and benefits at any time.
12.Global Privacy Notice to the Workforce. You confirm that you have read and understood Unity’s Data Privacy Policy attached as Attachment 2.
13.No Breach of Obligations to Prior Employers. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. You represent that your signing of this offer letter, agreement(s) concerning restricted stock units or stock options granted to you, if any, under the Plan (as defined below) and the Company's Employee Nondisclosure and Assignment Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.
14.At Will Employment. While we look forward to a long relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock plan or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief People Officer of the Company.
15.Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.
16.Arbitration. To the fullest extent permitted by applicable law, you and the Company agree to submit to mandatory binding arbitration of any and all claims arising out of or related to your employment with the Company and the termination thereof, including claims by the Company, claims against the Company, and claims against any current or former parent, affiliate, subsidiary, or successor of the Company, and each of the Company’s and these entities’ respective officers, directors, agents or employees. To the fullest extent permitted by applicable law, this includes, but is not limited to, tort claims, contract claims, statutory claims, and claims for unpaid wages or other forms of compensation, wrongful termination, retaliation, and/or discrimination (including harassment) based upon any federal, state or other ordinance, statute, regulation or constitutional provision, except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. All arbitration hearings shall be conducted in San Francisco, California (or another mutually agreeable location). THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. The parties further agree that any arbitrable claims shall be resolved on an individual basis, and you agree to waive your right, to the extent allowed by applicable law, to consolidate any arbitrable claims with the claims of any other person in a class or collective action. This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, Equal Employment Opportunity Commission, disputes solely before government agencies, claims under applicable workers’ compensation law, and unemployment claims). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be final and binding on the parties and shall be the exclusive remedy for the subject matter of such administrative claims. Further, this Agreement does not apply to claims that have been expressly excluded from mandatory arbitration by a governing law not preempted by the Federal Arbitration Act, including but not limited to a sexual assault dispute and sexual harassment dispute as defined under applicable federal law. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The Company agrees to pay the fees and costs of the arbitrator. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, inform the Company’s Human Resources Department and a hardcopy will be provided to you. To initiate an arbitration, you or the Company must submit a demand for arbitration to JAMS and the Company will timely pay the JAMS initial invoice. As in any arbitration, the burden of proof shall be allocated as provided by applicable law. The arbitrator shall apply the applicable substantive law in deciding the claims at issue. Claims will be governed by their applicable statute of limitations and failure to demand arbitration within the prescribed time period shall bar the claims as provided by law. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. The arbitrator shall have the same authority as a court to award equitable relief, damages, costs, and fees (excluding the costs and fees of the arbitrator) as provided by law for the particular claims asserted. This arbitration clause shall be governed by and construed in all respects under the terms of the Federal Arbitration Act and the California Arbitration Act, including Cal. Civ. Proc. Code § 1283.05.
17.Entire Agreement. This offer, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.
18.Severability. If any term of this letter is held to be invalid, void, or unenforceable, the remainder of the terms herein will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternative way to achieve the same result.
19.Governing Law. The terms of this letter and the resolution of any dispute as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with this letter, your employment with the Company or any other relationship between you and the Company (a “Dispute”) will be governed by the laws of the the state in which you primarily work for Unity as recorded in Unity’s systems, without giving effect to the principles of conflict of laws. To the extent not subject to arbitration as described in Section 10, you and the Company consent to the exclusive jurisdiction of, and venue in, the state courts in San Francisco County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California in connection with any Dispute or any claim related to any Dispute).
20.Background Check. This offer is contingent upon the successful completion of background and reference checks.
21.Acceptance. This offer will remain open until November 5, 2024. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.
We look forward to the opportunity to welcome you to the Company.

Very truly yours,

By: /s/ Matthew Bromberg
Matthew Bromberg
Chief Executive Officer
I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Jarrod Yahes	11/05/2024
Jarrod Yahes	Date

Attachment 1
EMPLOYEE NONDISCLOSURE AND ASSIGNMENT AGREEMENT

This Employee Nondisclosure and Assignment Agreement ("Agreement") sets forth in writing certain understandings and procedures in effect as of the date of my initial employment with Unity Technologies SF (“Company”). In this Agreement, “Company Group” means Company and/or any affiliated company.
			suppliers and any other nonpublic information that has commercial value or (b) any information Company Group has received from others that Company Group is obligated to treat as confidential or proprietary, which may be made known to me by Company Group, a third party or otherwise that I may learn during my employment with Company.

1.Duties. In return for the compensation now and hereafter paid to me, I will perform such duties for Company as the Company may designate from time to time. During my employment with Company, I will devote my best efforts to the interests of Company, will not engage in other employment or in any conduct in direct conflict with Company’s interests that would cause a material and substantial disruption to Company and will otherwise abide by all of Company’s policies and procedures. Furthermore, I will not (a) reveal, disclose or otherwise make available to any unauthorized person any Company password or key, whether or not the password or key is assigned to me or (b) obtain, possess or use in any manner a Company password or key that is not assigned to me. I will use my best efforts to prevent the unauthorized use of any laptop or personal computer, peripheral device, software or related technical documentation that the Company issues to me, and I will not input, load or otherwise attempt any unauthorized use of software in any Company computer, whether or not such computer is assigned to me.
		3	Ownership and Nondisclosure of Proprietary Information. All Proprietary Information and all worldwide: patents (including, but not limited to, any and all patent applications, patents, continuations, continuation-in-parts, reissues, divisionals, substitutions, and extensions), copyrights, mask works, trade secrets and other worldwide rights in and to the Proprietary Information are the property of Company, Company’s assigns, Company’s customers and Company’s suppliers, as applicable. I will not disclose any Proprietary Information to anyone outside Company, and I will use and disclose Proprietary Information to those inside Company only as necessary to perform my duties as an employee of Company. If I have any questions as to whether information is Proprietary Information, or to whom, if anyone, inside Company, any Proprietary Information may be disclosed, I will ask my manager at Company.
2	“Proprietary Information” Definition. “Proprietary Information” includes (a) any information that is confidential or proprietary, technical or non-technical information of Company Group, including for example and without limitation, information related to Company Innovations (as defined in Section 7 below), concepts, techniques, processes, methods, systems, designs, computer programs, source documentation, trade secrets, formulas, development or experimental work, work in progress, forecasts, proposed and future products, marketing plans, business plans, customers and	4	U.S. Defend Trade Secrets Act. 18 U.S.C. § 1833(b) states: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, I have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. I also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C.§ 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).
through multiple tiers of sublicensees) to make, have made, use, import, sell, offer to sell, practice any method or process in connection with, copy, distribute, prepare derivative works of, display, perform and otherwise exploit such Prior Innovations or intellectual property owned or controlled by me and/or any third party.
5	“Innovations” Definition. In this Agreement, “Innovations” means all discoveries, designs, developments, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), software, trade secrets, know-how, ideas and concepts (whether or not protectable under trade secret laws), mask works, trademarks, service marks, trade names and trade dress.	7	Disclosure and Assignment of Company Innovations. In the normal course of my employment with Company and as otherwise requested by Company, I will promptly disclose and describe to Company all Company Innovations. I hereby assign and agree to assign to Company all my right, title, and interest in and to (a) all Innovations (including all Moral Rights therein) that are made, conceived, discovered or developed by me (either alone or jointly with others), or result from or are suggested by any work performed by me (either alone or jointly with others) for or on behalf of Company, (i) during the period of my employment with Company, whether before or after the execution of this Agreement and whether or not made, conceived, discovered or developed during regular business hours; or (ii) during or after the period of my employment with Company, whether before or after the execution of this Agreement, if based on or using Proprietary Information or otherwise in connection with my activities as an employee of Company (collectively, the “Company Innovations”); and
(b) all benefits, privileges, causes of action and remedies relating to Company Innovations, whether before or hereafter accrued (including, without limitation, the exclusive rights to apply for and maintain all registrations, renewals and/or extensions; to sue for all past, present or future infringements or other violations of any rights in the Innovation; and to settle and retain proceeds from any such actions), free and clear of all liens and encumbrances. To the extent allowed by applicable law, the assignment of the Company Innovations includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by me to Company, I hereby grant to Company an

6	Disclosure and License of Prior Innovations. I have listed on Exhibit A (Prior Innovations) attached hereto all Innovations relating in any way to Company Group’s business or demonstrably anticipated research and development or business, which were conceived, reduced to practice, created, derived, developed, or made by me prior to my employment with Company (collectively, the “Prior Innovations”). I represent that I have no rights in any such Company-related Innovations other than those Innovations listed in Exhibit A (Prior Innovations). If nothing is listed on Exhibit A (Prior Innovations), I represent that there are no Prior Innovations at the time of signing this Agreement. I will not incorporate, nor permit to be incorporated, any Prior Innovations or any intellectual property owned or controlled by me and/or any third party in any Company Innovations (defined in Section 7) without Company’s prior written consent. If, in the course of my employment with the Company, I incorporate or permit to be incorporated, any Prior Innovation or any intellectual property owned or controlled by me and/or any third party into Company Group property or Company Innovations, with or without Company approval, I hereby grant to Company a royalty-free, perpetual, irrevocable, worldwide, transferable, fully paid-up license (with rights to sublicense

	exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest, including, but not limited to, the right to make, use, sell, offer for sale, import, have made, have sold, copy, distribute, prepare derivative works of, display, perform and otherwise exploit such Company Innovations. To the extent any of the rights, title and interest in and to Company Innovations can neither be assigned nor licensed by me to Company, I hereby irrevocably waive and agree never to assert such non-assignable and non-licensable rights, title and interest against Company Group, any of Company Group’s successors in interest, or any of Company Group’s customers. This Section 7 shall not apply to any Innovation that meets any of the following conditions: (a) it does not relate, at the time of conception, reduction to practice, creation, derivation, development or making of such Innovation to Company Group’s business or actual or demonstrably anticipated research, development or business; and (b) it was developed entirely on my own time; and (c) it was developed without use of any of Company Group’s equipment, supplies, facilities or trade secret information; and (d) it did not result from any work I performed for Company Group.		protected under patent laws. I have reviewed the notification in Exhibit B (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.
		10	Cooperation in Perfecting Rights to Company Innovations. I agree to perform, during and after my employment, all acts that Company deems necessary or desirable to permit and assist Company, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations as provided to Company under this Agreement. If Company is unable for any reason to secure my signature to any document required to file, prosecute, register or memorialize the assignment of any rights or application or to enforce any right under any Company Innovations as provided under this Agreement, I hereby irrevocably designate and appoint Company and Company’s duly authorized officers and agents as my agents and attorneys- in-fact to act for and on my behalf and instead of me to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of rights under such Innovations, all with the same legal force and effect as if executed by me. The foregoing is deemed a power coupled with an interest and is irrevocable.
8	Future Innovations. I will disclose promptly in writing to Company all Innovations conceived, reduced to practice, created, derived, developed, or made by me within the scope of my employment with the Company and for three (3) months thereafter, whether or not I believe such Innovations are subject to this Agreement, to permit a determination by Company as to whether or not the Innovations should be considered Company Innovations. Company will receive any such information in confidence.	11	Return of Materials. At any time upon Company’s request, and when my employment with Company is over, I will return all materials (including, without limitation, documents, drawings, papers, diskettes and tapes) containing or disclosing any Proprietary Information (including all copies thereof), as well as any keys, pass cards, identification cards, computers, printers, pagers, personal digital assistants or similar items or devices that the Company has provided to me. I will provide Company with a written certification of my compliance with my obligations under this Section.
9	Notice of Nonassignable Innovations to Employees in California. This Agreement does not apply to an Innovation that qualifies fully as a nonassignable invention under the provisions of Section 2870 of the California Labor Code. I acknowledge that a condition for an Innovation to qualify fully as a non-assignable invention under the provisions of Section 2870 of the California Labor Code is that the invention must be	12	No Violation of Rights of Third Parties. During my employment with Company, I will not (a) breach any agreement to keep in confidence any confidential or proprietary information, knowledge or data acquired by me prior to my employment with Company or (b) disclose to

	Company Group, or use or induce Company Group to use, any confidential or proprietary information or material belonging to any previous employer or any other third party. I am not currently a party, and will not become a party, to any other agreement that is in conflict, or will prevent me from complying, with this Agreement.		Human Resources Department or to such other address as Company may specify in writing.
		17	Governing Law; Forum. This Agreement shall be governed by the laws of the United States of America and by the laws of the state in which I primarily work for Unity as recorded in Unity’s systems. Company and I each irrevocably consent to the exclusive personal jurisdiction of the federal and state courts courts located in the state in which I primarily work for Unity as recorded in Unity’s systems, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in California, such personal jurisdiction shall be nonexclusive. Additionally, notwithstanding anything in the foregoing to the contrary, a claim for equitable relief arising out of or related to this Agreement may be brought in any court of competent jurisdiction.
13	Survival. This Agreement (a) shall survive my employment by Company; (b) does not in any way restrict my right to resign or the right of Company to terminate my employment at any time, for any reason or for no reason; (c) inures to the benefit of successors and assigns of Company; and (d) is binding upon my heirs and legal representatives.
14	No Solicitation. During my employment with Company and for one (1) year thereafter, I will not solicit, encourage, or cause others to solicit or encourage any employees of Company Group to terminate their employment with Company Group.
15	Injunctive Relief. I agree that if I violate this Agreement, Company will suffer irreparable and continuing damage for which money damages are insufficient, and Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including money damages if appropriate), to the extent permitted by law.	18	Severability. If an arbitrator or court of law holds any provision of this Agreement to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to provide Company the maximum protection permitted by applicable law and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected.
16	Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when actually delivered; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to me shall be sent to any address in Company’s records or such other address as I may provide in writing. Notices to Company shall be sent to Company’s	19	Waiver; Modification. If Company waives any term, provision or breach by me of this Agreement, such waiver shall not be effective unless it is in writing and signed by Company. No waiver shall constitute a waiver of any other or subsequent breach by me. This Agreement may be modified only if both Company and I consent in writing.
		20	Entire Agreement. This Agreement, including any agreement to arbitrate claims or disputes relating to my employment that I may have signed in connection with my employment by Company, represents my entire understanding with Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral.

I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

“COMPANY”	EMPLOYEE:
UNITY TECHNOLOGIES SF	Jarrod Yahes

By: Matthew Bromberg	/s/ Jarrod Yahes

/s/ Matthew Bromberg
Date November 4, 2024	Date November 4, 2024

Exhibit A
(Prior Innovations)

If you have no such Prior Innovations:
•Please leave blank or write “None” in the Box Below

OR

If you do have such Prior Innovations:
•Provide in the box below at a minimum a basic description of each of your claimed Prior Innovations sufficient to identify it, excluding those described in any issued patent or published patent application as of the date of signing.

None